                           NEW ENGLAND POWER COMPANY
                                 Balance Sheet
                                At June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)

                                               ASSETS
                                               ------

                                                  Actual         Adjustments    Pro Forma
                                                  ------         -----------    ---------
                                                               (In Thousands)

Utility plant, at original cost                   $3,033,643                    $3,033,643
  Less accumulated provisions for depreciation
    and amortization                               1,157,488                     1,157,488
                                                  ----------     ----------     ----------
                                                   1,876,155                     1,876,155
Construction work in progress                         25,142                        25,142
                                                  ----------     ----------     ----------
       Net utility plant                           1,901,297                     1,901,297
                                                  ----------     ----------     ----------
Investments:
  Nuclear power companies, at equity                  49,464                        49,464
  Non-utility property and other investments          30,783                        30,783
                                                  ----------     ----------     ----------
       Total investments                              80,247                        80,247
                                                  ----------     ----------     ----------
Current assets:
  Cash                                                   738                           738
  Accounts receivable:
    Affiliated companies                             219,936                       219,936
    Accrued NEEI revenues                             16,888                        16,888
    Others                                            26,984                        26,984
  Fuel, materials, and supplies, at
    average cost                                      64,817                        64,817
  Prepaid and other current assets                    23,059                        23,059
                                                  ----------     ----------     ----------
       Total current assets                         352,422                        352,422
                                                  ----------     ----------     ----------
Deferred charges and other assets                   294,456                        294,456
                                                  ----------     ----------     ----------
                                                  $2,628,422                    $2,628,422
                                                  ==========     ==========     ==========

                                   CAPITALIZATION AND LIABILITIES
                                   ------------------------------

Capitalization:
  Common stock, par value $20 per share,
    authorized and outstanding 6,449,896 shares   $  128,998                    $  128,998
  Premiums on capital stocks                          86,779     $     (141)        86,638
  Other paid-in capital                              289,818          1,952        291,770
  Retained earnings                                  392,534                       392,534
                                                  ----------     ----------     ----------
       Total common equity                           898,129          1,811        899,940
  Cumulative preferred stock, par value
    $100 per share                                    39,666        (39,666)             -
  Long-term debt                                     647,613                       647,613
                                                  ----------     ----------     ----------
       Total capitalization                        1,585,408        (37,855)     1,547,553
                                                  ----------     ----------     ----------
Current liabilities:
  Long-term debt due in one year                      53,000                        53,000
  Short-term debt (including ($5,700,000
    to affiliates)                                   132,925         37,855        170,780
  Accounts payable (including $22,331,000
    to affiliates)                                   124,953                       124,953
  Accrued liabilities:
    Taxes                                              1,719                         1,719
    Interest                                           8,760                         8,760
    Other accrued expenses                            12,991                        12,991
  Dividends payable                                   35,474                        35,474
                                                  ----------     ----------     ----------
       Total current liabilities                     369,822         37,855        407,677
                                                  ----------     ----------     ----------
Deferred federal and state income taxes              378,083                       378,083
Unamortized investment tax credits                    54,475                        54,475
Other reserves and deffered credits                  240,634                       240,634
                                                  ----------     ----------     ----------
                                                  $2,628,422     $        0     $2,628,422
                                                  ==========     ==========     ==========

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                           NEW ENGLAND POWER COMPANY

     The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Balance Sheet at June 30, 1997 are as follows:

     Debit - Preferred Stock                 $39,666,000
     Debit - Premium on Capital Stock        $   141,050
     Credit - Other Paid-in-Capital          $ 1,952,302
     Credit - Short-Term Debt                $37,854,748

     To reflect the proposed issue of $37,854,748 of short-term debt, the proceeds of which are to be used for the retirement of $39,660,000 of preferred stock, net of outstanding premium on capital stock and net gain on retirement.